EXHIBIT 99




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          Pure Harvest Cannabis Group Now Trading Under New Ticker PHCG
         Trading Under New Ticker Completes Important Transitional Phase

Santa  Monica,  CA, May 29, 2019 --- Pure Harvest  Cannabis  Group,  Inc.  (OTC:
PHCG), a development stage, vertically integrated cannabis company based in Santa Monica, California, is pleased to announce that it is now trading under its new stock symbol "PHCG." Trading under the new ticker completes the Company's planned transition to its new corporate name following a forward stock split and new concentration on its expanding cannabis and hemp operations. The Company had previously been trading under the ticker "PCKK."

"We are pleased to have this corporate transition completed, aligning our new cannabis and hemp operations and goals with our public corporate presence," stated David Lamadrid, Chief Executive Officer, Pure Harvest Cannabis Group. "Now with our public company corporate changes completed, including name change and new stock ticker symbol, we are excited to focus all of our efforts on our expanding cannabis company business plans in our transition to a health and wellness focused consumer product company."

About Pure Harvest Cannabis Group

The Pure Harvest Cannabis Group is a development stage science-based medical cannabis company with a commitment to the highest quality products, ethical growing standards, environmental awareness, and corporate integrity. Pure Harvest intends to develop into a large scale vertically integrated producer and distributor in large, established, and growing markets.

Pure Harvest is focused on developing precision dosed cannabinoid health and wellness consumer products. The Company's goals include establishing Pure Harvest Cannabis as an iconic consumer product brand offering a wide variety of cannabis/CBD products that can be sold in multiple international markets that have legalized cannabis and hemp-derived products.

Pure Harvest has recently merged with The Pocket Shot Company and plans to transition into a vertically integrated multi-state operator (MSO) and purveyor of the finest quality cannabis and hemp derived products for active life styles, and to support patient health and well-being.

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Forward Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate. Future events and results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

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